                   AMENDED AND RESTATED STOCKHOLDER AGREEMENT

         This STOCKHOLDER AGREEMENT (this "Agreement") is entered into as of June 20, 2001 by and between iVillage Inc., a Delaware corporation (the "Company"), and Hearst Communications, Inc., a Delaware corporation ("Purchaser"), and amends and restates in its entirety the Stockholder Agreement dated as of June 18, 2001 by and between the Company and Purchaser (the "Prior Agreement"). The effective date of this Agreement shall be June 18, 2001.

                                    RECITALS

         WHEREAS, the Company and Purchaser are parties to that certain Amended and Restated Securities Purchase Agreement, dated as of February 22, 2001 (the "Securities Purchase Agreement"), which, among other things, provides for the sale by the Company and the purchase by Purchaser of up to 9,324,000 shares (subject to adjustment as provided in Section 1.2 of the Securities Purchase Agreement) of the Company's common stock (as adjusted, the "Purchase Shares") and a warrant to purchase up to an additional 2,100,000 shares of the Company's common stock (the "Warrant" and, upon exercise, the "Warrant Shares" and, each together with the Purchase Shares, the "Investment Shares"); and

         WHEREAS, the Investor Group (as hereinafter defined) acquired 6,947,615 shares of the Company's common stock in exchange for certain shares of Women.com Networks, Inc. common stock (the "Merger Shares") pursuant to an Agreement and Plan of Merger, dated as of February 5, 2001 and amended as of February 22, 2001, by and among Purchaser, the Company and a wholly-owned subsidiary of the Company (as amended, the "Agreement and Plan of Merger");

         WHEREAS, the Investment Shares and the Merger Shares constitute all of the Voting Securities (as defined hereafter) owned by the Investor Group as of the date hereof; and

         WHEREAS, Section 6.13 of the Prior Agreement provides that the parties hereto will amend the Prior Agreement on the date hereof to adjust the Threshold Percentage and the Unrestricted Percentage (each as defined in the Prior Agreement) as a result of valid subscription agreements received by the subscription agent for the Rights Offering through June 15, 2001 and confirmed by the Subscription Agent through June 20, 2001 in accordance with the terms of the Rights Offering.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained in this Agreement, the parties hereto agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         1.1      DEFINITIONS

         For the purposes of this Agreement, the following words and phrases shall have the following meanings:

                  (a) "13D Group" means any group of persons formed for the purpose of acquiring, holding, voting or disposing of Voting Securities which would be required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, to file a statement on Schedule 13D with the Securities and Exchange Commission as a "person" within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned sufficient securities to require such a filing under the Exchange Act.

                  (b) "20% Share Issuance" means the issuance of Voting Securities in a single transaction or a series of related transactions which represent greater than twenty percent (20%) but less than forty percent (40%) of the number of Voting Securities outstanding immediately after such transaction or series of related transactions.

                  (c) "40% Share Issuance" means the issuance of Voting Securities in a single transaction or a series of related transactions which represent forty percent (40%) or more of the number of Voting Securities outstanding immediately after such transaction or series of related transactions.

                  (d) "Affiliate" shall have the meaning set forth in Rule 12b-2 under the Exchange Act and shall also include any person acting on behalf of any person or its affiliate.

                  (e) "Board" means the Board of Directors of the Company.

                  (f) "Consenting Vote" means (i) the unanimous written consent of the Board or (ii) the approval of the Board at any properly noticed Board meeting at which a quorum is present which approval shall include all of the non-Investor Group Designees present at the meeting.

                  (g) "Independent Director" means any person, as of the date of his or her appointment or election to the Board, that is not and has not been during the three years preceding the date of such appointment or election (i) an Investor Group Designee, or (ii) an employee of the Company or any of its subsidiaries.

                  (h) "Initial Equity Stake" means the number of shares of iVillage securities represented by the Investment Shares and the Merger Shares.

                  (i) "Investor Group" means Purchaser and its Affiliates.

                  (j) "Investor Group Designee" means any person representing, employed by, designated as nominee by or otherwise affiliated with any member of the Investor Group.

                  (k) "Investor Group Interest" means, as of the date of determination, the total number of (i) the outstanding Voting Securities owned by the Investor Group and (ii) any outstanding convertible securities, options, warrants or other rights owned by the Investor Group which are, or with the passage of time or satisfaction of any conditions could be, convertible into or exchangeable or exercisable for securities entitled to vote for the election of directors treating such convertible securities, options, warrants or other rights on an as converted basis.

                  (l) "Maximum Interest" means, as of the date of determination, the total number of shares resulting from the product of the Threshold Percentage and the sum of (i) the total outstanding Voting Securities and (ii) the Warrant Shares owned by the Investor Group.

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                  (m) "Minimum Interest" means, as of the date of determination, ten percent (10%) of the outstanding Voting Securities.

                  (n) "Non-Investor Group Designees" means all directors on the Board as of the time of the determination, other than Investor Group Designees.

                  (o) "Person" shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

                  (p) "Restricted Block" means, at the time of determination, the number of Voting Securities held by the Investor Group in excess of the Unrestricted Block.

                  (q) "Threshold Percentage" means 32.122%.

                  (r) "Transfer" means (i) to sell, exchange, pledge or otherwise transfer any interest in, and (ii) a sale, exchange, pledge or other transfer of any interest in, Voting Securities.

                  (s) "Unrestricted Block" means, at the time of determination, the number of Voting Securities held by the Investor Group which represents the Unrestricted Percentage of the total outstanding Voting Securities of the Company.

                  (t) "Unrestricted Percentage" means 25%.

                  (u) "Voting Security" means, as of the date of determination, the Common Stock of the Company and any other security generally entitled to vote for the election of directors.

                  1.2 Other Defined Terms. In addition to the terms defined in
Section 1.1, certain other defined terms are defined elsewhere in this Agreement and, whenever such terms are used in this Agreement, they shall have their respective defined meanings.

                                   ARTICLE II
                              PURCHASE RESTRICTIONS

         2.1      STANDSTILL OBLIGATIONS.

                  (a) LIMITATION. At any time following the date of this Agreement, without a prior Consenting Vote, no member of the Investor Group shall, directly or indirectly, (i) acquire any Voting Securities (except by way of (A) stock splits, stock dividends or other distributions or offerings made available to holders of Voting Securities generally, or (B) stock options, warrants or other rights to purchase Voting Securities approved by Consenting
Vote), or (ii) (other than in connection with an actual sale of such securities) exercise any stock options, warrants or other rights to purchase Voting Securities if the effect of such acquisition or exercise would be to increase the Investor Group Interest to more than the Maximum Interest.

                  (b) RECAPITALIZATIONS, ETC. Notwithstanding Section 2.1(a), no member of the Investor Group shall be obligated to dispose of any Voting Securities (or be prohibited from exercising the Warrant) if the Investor Group Interest exceeds (or would, as a result of exercise of the Warrant, exceed) the Maximum Interest as a result of (i) a recapitalization of the Company, (ii) a repurchase of Voting Securities or (iii) any other action taken by the Company or its Affiliates other than the Investor Group.

                  (c) PARTICIPATION. Without a prior Consenting Vote, the Investor Group will not (i) solicit proxies in respect of any Voting Securities,
(ii) become a "participant" or "participant in a solicitation", as those terms are defined in Rule 14a-11 under the Exchange Act, in opposition to a solicitation by the Company, (iii) form or join any group (other than a group composed solely of the Investor Group) for the purpose of voting, purchasing or disposing of Voting Securities, (iv) initiate, propose or otherwise solicit stockholders for any matter at any time, or induce or attempt to induce any other person (including the Company) to initiate any stockholder proposal or tender offer for shares of the Company, or for the purpose of convening a stockholders' meeting of the Company, (v) take any action by written consent in lieu of a meeting, or (vi) deposit any Voting Securities in a voting trust or subject them to a voting agreement or other arrangement of similar effect, except as contemplated by this Agreement; provided, however, that the Investor Group shall not be deemed to be a "participant" or to have become engaged in a solicitation hereunder solely by reason of (I) the membership of an Investor Group Designee on the Board, (II) the voting of the Investor Group's Voting Securities in any election of such representative of the Investor Group to the Board, or (III) the solicitation of proxies by the Company in connection with any annual meeting of the stockholders of the Company.

         2.2      PURCHASER REPORTING OBLIGATIONS.

                  (a)      [Intentionally omitted].

         2.3 COMPANY REPURCHASE RIGHTS; DISPOSITION OBLIGATION. In the event that any acquisition of Voting Securities by the Investor Group should cause the Investor Group Interest to exceed the Maximum Interest:

                           (a) The Company or its designee shall have the right,
but shall not be required, to purchase from the Investor Group, and the Investor Group shall have the obligation to sell, such number of Voting Securities owned by the Investor Group as is necessary to reduce the Investor Group Interest to the Maximum Interest. The exercise of such right by the Company shall require a Consenting Vote. Any Voting Securities purchased by the Company pursuant to this Section shall be purchased for cash at a price per share equal to the lowest of:

                               (i) the average cost per share to the Investor
Group of the Voting Securities being purchased (it being conclusively presumed that the Voting Securities last acquired which exceeded the Maximum Interest are the Voting Securities being purchased);

                               (ii) the average of the closing price for the
Company's Common Stock on a national stock exchange or automated quotation system for the ten (10) consecutive trading days preceding the date on which the Company or its designee gives written notice to Purchaser of its intent to exercise its option under this Section; or

                               (iii) the closing price for the Company's Common
Stock on a national stock exchange or automated quotation system on the last trading day preceding the date on which the Company or its designee gives written notice to Purchaser of its intent to exercise its option under this Section. This right is exercisable by the Company's delivery of written notice to Purchaser, within thirty (30) days after the Company first learns of such violation, specifying the number of Voting Securities to be purchased, the date on which said purchase shall occur (which date shall be not more than thirty (30) days after the date on which such notice was delivered to Purchaser) and the place designated for such transaction to take place.

                               (b) The Company shall have the right, but shall
not be required, to require the Investor Group, and the Investor Group shall have the obligation to sell or transfer as soon as practicable and in compliance with all applicable securities laws, such number of Voting Securities owned by the Investor Group as is necessary to reduce the Investor Group Interest to the Maximum Interest so as to not be in violation of Section 2.1(a). This right is exercisable by the Company's delivery of written notice to Purchaser, within thirty (30) days after the Company first learns of such violation. In the event the Company exercises such right, the sale or transfer of such number of Voting Securities owned by the Investor Group necessary to reduce the Investor Group Interest to the Maximum Interest shall be effected only in ordinary brokerage transactions, or in private block trades approved by Consenting Vote, provided, however, that (i) the selling member of the Investor Group shall inform the Company of such sale or transfer of Voting Securities, prior to effecting it, and (ii) Purchaser will use its reasonable efforts to effect or to cause the sale or transfer in a manner which will effect the broadest possible distribution with no sales or transfers to any one person or group within the meaning of the Exchange Act in excess of one percent (1%) of the then-outstanding Voting Securities. The exercise of such right by the Company shall require a Consenting Vote.

         The rights contained in this Section 2.3 shall not be deemed to be the exclusive remedies for acquisition of Voting Securities resulting in the Investor Group Interest exceeding the Maximum Interest in violation of Section 2.1(a), nor shall such right be deemed to prejudice, or to operate as a waiver of, any remedy contained in Section 6.1, or any other remedy to which the Company may be entitled at law or in equity.

                                   ARTICLE III
                               VOTING OBLIGATIONS

         3.1 VOTING OBLIGATIONS. For so long as the Investor Group holds a Minimum Interest:

             (a) QUORUM OBLIGATION. Purchaser agrees, as a stockholder, and shall cause each member of the Investor Group to so agree, to be present in person or to be represented by proxy at all stockholder meetings of the Company so that all Restricted Block Voting Securities owned by the Investor Group may be counted for the purpose of determining the presence of a quorum at such meetings with respect to those matters as to which Purchaser agrees to vote its shares in Section 3.1(b).

             (b) VOTING OF SHARES. Purchaser, as a stockholder, may vote the Unrestricted Block in its sole discretion. Purchaser agrees, as a stockholder, and shall cause each member of the Investor Group to so agree, to vote or cause to be voted the Restricted Block in the manner recommended to stockholders by Consenting Vote on any vote submitted to the stockholders for vote or action by written consent including, without limitation, any stockholder rights plan approved by Consenting Vote.

         3.2 BOARD REPRESENTATION. In consideration of the Purchaser's agreement to acquire the Purchase Shares (as defined in the Securities Purchase Agreement), the Company agrees as follows:

             (a) APPOINTMENT AND NOMINATION. Upon the Closing (as defined in the Securities Purchase Agreement), the Company's Board will be fixed at ten (10) persons and the Company will cause the following appointments to be made:

                    (i) Three (3) Investor Group Designees shall be appointed to the Board, with each such Investor Group Designee appointed to a separate class of directors.

                    (ii) One (1) Investor Group Designee appointed to the Board pursuant to Section 3.2(a)(i) shall be appointed to the Company's nominating committee.

                    (iii) One (1) Investor Group Designee appointed to the Board pursuant to Section 3.2(a)(i) shall be appointed to the Company's compensation committee.

                    (iv) Five (5) Independent Directors shall be appointed to the Board.

Thereafter, during the term of this Agreement and for so long as the Investor Group holds at least a Minimum Interest and subject to Sections 3.2(b) and 3.3,
(i) the Company's nominating committee shall recommend to the Board that the Investor Group Designees be included in the slate of nominees recommended by the Board to the stockholders for election as directors at each annual meeting of stockholders for which an election is held for such class of directors, (ii) the total size of the Board shall be fixed at ten (10) persons, (iii) one (1) Investor Group Designee appointed to the Board pursuant to Section 3.2(a) or 3.2(b) shall be appointed to each of the Company's nominating committee (which committee shall be set at three (3) members consisting of the Company's Chief Executive Officer, an Investor Group Designee, and an Independent Director appointed by the Company's Chief Executive Officer) and compensation committee and (iv) in connection with each annual meeting, the Company's nominating committee shall recommend to the Board a slate of nominees which, if elected at such annual meeting, would conform with the requirements of the composition of the Board to be in effect upon the Closing, and the Board shall recommend such slate to the stockholders. In the event that any of such Investor Group Designees shall cease to serve as a director for any reason, the vacancy resulting thereby shall be filled according to the procedures described in the previous sentence.

                  (b) BOARD NOMINEES. During the Term of this Agreement and for so long as the Investor Group holds a Minimum Interest, the Investor Group may recommend to the Company's nominating committee and the Company's nominating committee shall recommend to the Board, the number of Investor Group Designees determined in the manner described below. Such Investor Group Designees shall be included in the slate of nominees recommended by the Board to the stockholders for election as directors at each annual meeting of stockholders for which an election is held for such class of directors.

                           (i) For so long as the Investor Group owns at least
eighty percent (80%) of the Initial Equity Stake, the Investor Group may recommend three (3) Investor Group Designees, each to be recommended and nominated upon the expiration of the term of each Investor Group Designee appointed pursuant to Section 3.2(a)(i) or elected subsequent to nomination under this

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
Section 3.2(b). If, at any time during the Term of this Agreement, the Investor Group shall hold at least sixty-six percent (66%) but less than eighty percent (80%) of the Initial Equity Stake, immediately upon such occurrence the Investor Group shall cause all the Investor Group Designees serving on the Board in excess of the number of Investor Group Designees described in Section 3.2(b)(ii) to resign from the Board, effective as of the date of such occurrence. In the event that more than one Investor Group Designee shall be required to resign pursuant to this Section, the order of resignation shall proceed beginning with the most recently elected or appointed Investor Group Designee and proceeding to the next most recently elected or appointed Investor Group Designee;

                           (ii) For so long as the Investor Group owns at least
sixty-six percent (66%) but less than eighty percent (80%) of the Initial Equity Stake, the Investor Group may name two (2) Investor Group Designees, each to be recommended and nominated upon the expiration of the term of each Investor Group Designee appointed pursuant to Section 3.2(a)(i) or elected subsequent to nomination under this Section 3.2(b). If, at any time during the Term of this Agreement, the Investor Group shall hold at least a Minimum Interest but less than sixty-six percent (66%) of the Initial Equity Stake, immediately upon such occurrence the Investor Group shall cause all the Investor Group Designees serving on the Board in excess of the number of Investor Group Designees described in Section 3.2(b)(iii) to resign from the Board, effective as of the date of such occurrence. In the event that more than one Investor Group Designee shall be required to resign pursuant to this Section, the order of resignation shall proceed beginning with the most recently elected or appointed Investor Group Designee and proceeding to the next most recently elected or appointed Investor Group Designee;

                           (iii) If the Investor Group owns less than sixty-six
percent (66%) of the Initial Equity Stake, the Investor Group may name one (1) Investor Group Designee.

                  (c) TERMINATION OF REPRESENTATION. If, at any time during the Term of this Agreement, the Investor Group shall hold Voting Securities representing less than a Minimum Interest, immediately upon such occurrence the Investor Group shall cause all Investor Group Designees serving on the Board to resign from the Board, effective as of the date of such occurrence.

                  (d) REVIVAL. If, at any time during the Term of this Agreement, the number of Voting Securities held by the Investor Group shall increase in excess of any of the percentages indicated in Section 3.2(b)(i)-(iii) (but in no event in excess of the Maximum Interest), the Investor Group may name such additional Investor Group Designees as may be provided by Sections 3.2(b)(i)-(iii). Each additional Investor Group Designees shall be included in the slate of nominees recommended by the Board to the stockholders for election as directors at the next annual meeting of stockholders.

              3.3 BOARD EXPANSION FOLLOWING CERTAIN SUBSEQUENT SHARE ISSUANCES.

                  (a) Promptly after the occurrence of a 20% Share Issuance, and upon the request of the Company, Purchaser agrees, and shall cause each member of the Investor Group and each Investor Group Designee to agree, to cooperate with the Company and to take all action reasonably necessary to increase the size of the Board to eleven (11) and to fill the vacancy resulting therefrom with an Independent Director approved by a Consenting Vote.

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                  (b) Promptly after the occurrence of a 40% Share Issuance, and upon the request of the Company, Purchaser agrees, and shall cause each member of the Investor Group and each Investor Group Designee to agree, to cooperate with the Company and to take all action reasonably necessary to increase the size of the Board to twelve (12) and to fill the two (2) vacancies resulting therefrom with Independent Directors approved by a Consenting Vote.

                                   ARTICLE IV
                              TRANSFER RESTRICTIONS

         4.1 RESTRICTIONS ON TRANSFER. For so long as the Investor Group shall own Voting Securities representing at least the Minimum Interest, Purchaser shall not Transfer any Voting Securities, except certain permitted transactions made in accordance with Sections 4.2 and 4.3 or Transfers made to members of the Investor Group, provided, that any proposed transferee that is a member of the Investor Group must, as a condition to such Transfer, agree to be bound by the restrictions of this Article 4, and, provided further, that if Purchaser ceases to own, directly or indirectly, securities representing at least 80% of the aggregate voting power of all voting securities issued by any such member of the Investor Group or if Purchaser ceases to control, directly or indirectly, the management or policies of any such member of the Investor Group (whether through ownership of securities, partnership or membership interests, by contract or otherwise), then in either such case, any Transfers to such member of the Investor Group will automatically and without further action be rescinded and nullified and the member of the Investor Group will be stripped of any ownership or voting rights relating to any Voting Securities and will be irrevocably obligated promptly to Transfer any and all Voting Securities held by it to Purchaser unless such transfer would be permitted pursuant to Section 4.3.

         4.2 CONSENT REQUIRED FOR CERTAIN TRANSFERS. Except in the case of Transfers to Investor Group members as permitted by Section 4.1 or in the case of Transfers permitted by Section 4.3, Purchaser must obtain a Consenting Vote to any proposed Transfer of any Voting Securities by Purchaser or any Investor Group member. The Company may refuse to grant or may withhold its consent to any such proposed Transfer of Voting Securities in its sole and absolute discretion, and also in its sole and absolute discretion may condition its consent to any such proposed Transfer of Voting Securities on agreements of either or both the Purchaser and the proposed transferee, including (by way of example and not limitation), an agreement of the proposed transferee to be bound by any or all of the restrictions set forth in this Agreement or of the Purchaser to be jointly and severally liable with the proposed transferee for any breach or violation of this Agreement by such proposed transferee.

         4.3 PERMITTED TRANSACTIONS. The provisions of Sections 4.1 and 4.2 of this Agreement shall not pertain or apply to:

                  (a) Any pledge of any Voting Securities made by a member of the Investor Group pursuant to a bona fide loan transaction which creates a mere security interest;

                  (b) Any repurchase of any Voting Securities by the Company;

                  (c) Any bona fide gift of any Voting Securities by a member of the Investor Group;

                  (d) Any sale or transfer by the Investor Group of Voting Securities to a transferee which transfer shall not cause the transferee to hold a Minimum Interest or more after giving effect to such transfer;

                  (e) Any sale or transfer of any Voting Securities pursuant to a tender offer or exchange approved by Consenting Vote; and

                  (f) Any sale or transfer of any Voting Securities in connection with a merger or consolidation in which the Company is acquired, or the sale of all or substantially all of the Company's assets which, in either case, is approved by Consenting Vote;

provided, however, in each case (other than Sections 4.3(b), 4.3(d), 4.3(e) and 4.3(f)), that (i) the transferring member of the Investor Group shall inform the Company of such pledge, transfer or gift of Shares, at least five (5) days prior to effecting it, and (ii) the pledgee, transferee or donee shall furnish the Company and the Investor Group with a written agreement to be bound by and comply with all applicable provisions of this Agreement.


                                    ARTICLE V
                              TERM AND TERMINATION

         5.1 TERM. Unless earlier terminated as hereinafter provided, this Agreement shall terminate on the earlier of (i) the fifth anniversary date of this Agreement and (ii) the date of any merger or consolidation pursuant to which the Company is not the surviving corporation.

         5.2 TERMINATION. This Agreement may only be terminated before the expiration of its term by mutual written consent of the Company and the Purchaser. In the event of termination of this Agreement, the Investor Group shall cause all the Investor Group Designees serving on the Board to resign from the Board, effective as of the date of such termination. The resulting vacancies on the Board shall be filled in accordance with the procedures set forth in the Company's Bylaws.


                                   ARTICLE VI
                                  MISCELLANEOUS

         6.1 EQUITABLE RELIEF. The parties acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which they may be entitled in law or in equity.

         6.2 WAIVER. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

None of the terms, covenants and conditions of this Agreement can be waived except by the written consent of the party waiving compliance.

         6.3 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this
Section 6.3 shall be binding upon the parties and their respective successors and assigns.

         6.4 ASSIGNMENT. This Agreement may not be assigned by either party without the prior written consent of the other.

         6.5 GOVERNING LAW; JURISDICTION. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law. Each of the parties to this Agreement consents to the exclusive jurisdiction and venue of the courts of the state and federal courts of the County of New York, New York.

         6.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

         6.7 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         6.8 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.8:



         If to the Company:
                                    iVillage Inc.
                                    500 - 512 Seventh Avenue
                                    New York, NY  10018
                                    Attention:  Steve Elkes
                                    Executive Vice President-
                                    Operations and Business Affairs

         with a copy to:            iVillage Inc.
                                    500 - 512 Seventh Avenue
                                    New York, NY 10018
                                    Attention:  Michael Gilbert
                                    General Counsel

         with a copy to:
                                    Orrick, Herrington & Sutcliffe LLP
                                    Old Federal Reserve Bank Building

                                    400 Sansome Street
                                    San Francisco, CA 94111
                                    Attention:  Richard Vernon Smith, Esq.

         If to Purchaser:
                                    Hearst Communications, Inc.
                                    959 Eighth Avenue
                                    New York, New York 10019
                                    Attention:  Jonathan Thackeray, Esq.
                                    General Counsel

         with a copy to:            Clifford Chance Rogers & Wells, LLP
                                    200 Park Avenue
                                    New York, New York 10166
                                    Attention:  Steven A. Hobbs, Esq.

         6.9 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

         6.10 ATTORNEYS' FEES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

         6.11 ENTIRE AGREEMENT. This Agreement is the product of both of the parties hereto, and constitutes the entire agreement between such parties pertaining to the subject matter hereof, and merges all prior negotiations and drafts of the parties with regard to the transactions contemplated herein. Any and all other written or oral agreements existing between the parties hereto regarding such transactions are expressly canceled.

         6.12 SURVIVAL. The provisions of Section 5.2 and Article VI shall survive the termination of this Agreement forever. This Agreement shall apply, without further act or formality, with any necessary changes to any new class, series or numbers of securities to which any Voting Securities owned by the Investor Group may be changed by virtue of any reorganization or recapitalization of the Company or after a consolidation, subdivision or other change in the capital stock of the Company, in each case, approved by Consenting Vote.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of June 20, 2001.

                                          IVILLAGE INC.



                                          By: /s/ Steven A. Elkes
                                             -----------------------------------

                                          Name: Steven A. Elkes
                                               ---------------------------------

                                          Title: Executive Vice President,
                                                 Operations & Business Affairs
                                                 -------------------------------



                                          HEARST COMMUNICATIONS, INC.



                                          By: /s/ James M. Asher
                                             -----------------------------------

                                          Name:   James M. Asher
                                               ---------------------------------

                                          Title:  Senior Vice President
                                                 -------------------------------




         [SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDER AGREEMENT]